Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (this “Agreement”) is made by and between plaintiffs ARACELI TORREZ (also known as (“aka”) Araceli Sanchez Torrez), SILVIA OLVERA (aka Silvia M. Olvera), MARIA ELENA TORRES (aka Maria Elena Gomez, Ma Elena Gomez Torres or Maria Elena Gomez Torres), individually and on behalf of the State of California, and arbitration filers ALBERTO IBARGUEN (previously referred to as Alberto Ibargueu), ALEJANDRO ROBLES (aka Alejandro Leon Robles), ALFREDO RUELAS (aka Alfredo Padilla Ruelas), ANABEL GALINDO (aka Anabel Galindo Luviano), ANDRES PEREZ FLORES, ANGEL TRUJILLO (aka Angel John Trujillo), ANGELICA CHAVEZ (aka Angelina Chavez Gonzalez), ANGELICA NIETO DOMINGUEZ, ARACELI TORREZ (aka Araceli Sanchez Torrez), CARLOS GUZMAN, CARMEN MAGANDA (aka Carmen Maganda Zuniga), CAROLINA HERNANDEZ (aka Carolina Hernandez Pineda), CATALINA SOTO (aka Catalina Soto Nicacio/Nicasio), CELESTINO GUZMAN, CLAUDIA RAMOS (aka Claudia Ramos Lima), CONCEPCION REYES (aka Concepcion Reyes Lopez), COSME PEREZ (aka Cosme Perez Osuna), DANIEL CAMPOS P. (aka Daniel Padilla Campos), DANIEL CASTELLANOS, ELADIA SAUCEDO VILLA (aka Eladia C. Saucedo or Eladia C. Saucedo Villa), ELADIO AYALA, ELISA ARIAS (aka Elisa Rubio or Elisa Arias Rubio), ELIZABETH RENDON, EMIGDIO ORTIZ, ESPERANZA CRUZ (aka Esperanza Cruz Franco), FELIPA BAUTISTA (aka Felipa Bautista De Teodoro), FELIX RODRIGUEZ, FRANCES ANN LOPEZ, FRANCISCO GARCIA (aka Francisco G. Garcia, Jr.), FRANCISCO RIOS (aka Francisco Javier Mora Rios), FREDY ORTEGA (aka Fredy Arturo Venegas Ortega), GAUDENCIO HERRERA, GERARDO MARCIAL (aka Gerardo M. Marcial), GLORIA VALLADARES (aka Gloria G. Valladares), GLORIA MACEDO, GRACIELA VILLAREAL (aka Graciela Villareal Salgado), GUADALUPE ORNELAS (aka Guadalupe Ornelas Alvarez), GUILLERMINA BAEZ, JANETH DIAZ (aka Janeth Diaz Renteria), JAVIER CERVANTES, JAVIER MONZON SOLIS, JESUS BELTRAN (aka Jesus Beltran Garcia), JOSE FLORES (aka Jose Manuel Flores), JOSE MANUEL GUERRERO-SALINAS (aka Jose Manuel Guerrero), JOSE VELASCO (aka Jose Luis Martinez Velasco), JUANA MEDINA (aka Juana Medina Medina), JUAN RODRIGUEZ, JUAN MEDINA, LAURA GONZALEZ (aka Laura Gonzalez Suarez), LAZARO ALVAREZ (aka Lazaro Alvarez Castaneda), LEOPOLDO TEODORO DIAZ, LETICIA JURADO (aka Leticia Jurado Barrueta), LETICIA RAMIREZ Q., LILIA LATOCHA GARCIA, LIZBETH FUENTES (aka Lizbeth Fuentes Maganda), LUCIA HERNANDEZ (aka Lucia Hernandez Mendoza), LUCILA GUERRA (aka Lucila Olmos Guerra), LUIS ALBERTO NIETO DOMINGUEZ, LUIS MEDINA (aka Luis Ricardo Medina Ceballos), LUIS SALGADO (aka Luis Salgado Galvan), MANUEL MAGANDA, MARIA ARACELY PACHECO (aka Aracely Pacheco C.), MARIA ARREOLA (aka Maria Arreola Alcaraz), MARIA CARDENAS (aka Maria Cisneros Cardenas), MARIA E GONZALEZ (aka Maria Gonzalez de Ledesma), MARIA ELENA GOMEZ (aka Maria Elena Torres, Ma Elena Gomez Torres or Maria Elena Gomez Torres), MARIA ISABEL FELIX (aka Maria Felix or Isabel Felix), MARIA LEON, MARIA MAGAÑA (aka Maria Eugenia Magaña Gonzalez), MARIA P. ARELLANO (aka Maria P. Pasillas Arellano), MARIA R. LOPEZ (aka Maria Ramirez Lopez), MARIA YOLANDA GARCIA, MARIBEL NAVA, MARIO ROBERTO CASTELLANOS (aka Mario Castellanos Ramos), MARTHA ARACELY VALENZUELA (aka Martha Valenzuela or Martha A. Valenzuela), MAYRA DE JESUS MAGANDA (aka Maria D. Maganda Zuniga or Maria de Jesus Maganda), MERCEDES HERNANDEZ (aka Mercedes Hernandez Molina), MIGUEL GONZALEZ (aka Miguel Gonzalez Correa), MIRELLA AGUIRRE (aka Mirella Aguirre Soto), OFELIA MAGANDA (aka Ofelia Maganda Ayala), OLGA MENDES (aka Olga Mendez), PABLO PARTIDA (aka Pablo Partida Rosas), PAULA DIAZ, PEDRO RUIZ (aka Pedro Ruiz Perez), REBECCA LOPEZ TRUJILLO, REY SOLTERO PEREZ, RITO AYON, ROBERTO MONTOGA (aka Roberto Montoya Olaguez or Roberto R. Montoya), ROCIO R. RIOS (aka Rocio D. Rios Rodriguez), ROLANDO RAYGOZA (aka Rolando Raygoza Rivera), ROSA ZARATE HERRERA, ROSARIO MAGANDA (aka Rosario Maganda Zuniga), SAN JUANA SUAREZ (aka SanJuana Ramirez De Suarez), SANDRA ANGUIANO (aka Sandra Magaly Anguiano Chavez), SANTIAGO GARCIA (aka Santiago Garcia Saucedo), SILVIA M OLVERA, TERESA GARCIA (aka Teresa Garcia Gomez or Teresa G. Garcia), VERONICA GONZALEZ (aka Veronica Gonzalez Ayala), VICTOR ARTURO CARDENAS CISNEROS, YOHANA LEON (aka Yohana Leon Montiel), VERONICA CRUZ (aka Veronica Mendiola Cruz), ANA GRYALBA (aka Ana Guadalupe Grijalba), SANDRA NIETO DOMINGUEZ, CARMENT RAMIREZ (aka Carmen Ramirez), OFELIA BARAJAS, and IGNACIO NICOLAS SANCHEZ (collectively “Plaintiffs”)and Defendants PACIFIC HARVEST, INC., RANCHO HARVEST, INC, AND APIO INC. (“Defendants”). This settlement resolves the following Santa Barbara Superior Court cases: Torrez et al. v. Pacific Harvest, Inc. et al. (Case No. 15CV03303) (also known as Olvera et al. v. Pacific Harvest, Inc. et al. and hereinafter “Torrez v. Pacific Harvest, Inc.”) and the related case Ibarguen et al v. Pacific Harvest Inc. et al. (Case No. 16CV02233) (originally titled “Ibargueu et al. v. Pacific Harvest, Inc. et al.”) including all arbitrations demanded by any of the above Plaintiffs which were, or could have been compelled by or against one or more Defendants, or any respective parent companies, subsidiaries, employees, board members, officers, agents, attorneys, shareholders, stockholders, fiduciaries, or other service providers to Defendants and assigns.

I.     DEFINITIONS

In addition to other terms defined in this Agreement, the terms below have the following meaning in this Agreement:

A.

“Plaintiffs” means signatories to this agreement including all of the above listed individuals, all of whom are Plaintiffs in, or made arbitration demands as part of, Torrez v. Pacific Harvest, Inc. (Case No. 15CV03303) and/or the related case Ibarguen et al v. Pacific Harvest Inc. et al. (Case No. 16CV02233) or who are identified as “Additional Arbitration Plaintiffs” below. Class Representatives constitute a subset of the “Plaintiffs” group as appointed by the Court as part of the approval of this Class Settlement.

B.	“Defendants” means Pacific Harvest, Inc., Rancho Harvest, Inc., and Apio Inc.

C.	“Parties” means Plaintiffs and Defendants collectively.

D.

“Additional Arbitration Plaintiffs” are defined as VERONICA CRUZ (aka Veronica Mendiola Cruz), ANA GRYALBA (aka Ana Guadalupe Grijalba), SANDRA NIETO DOMINGUEZ, CARMENT RAMIREZ, OFELIA BARAJAS, and IGNACIO NICOLAS SANCHEZ who have made an arbitration demand but have not been added to the Ibarguen et al v. Pacific Harvest Inc. et al. (Case No. 16CV02233) action filed in Santa Barbara Superior Court.

E.

“Actions” means the civil actions entitled Torrez v. Pacific Harvest, Inc. (Case No. 15CV03303) and the related case Ibarguen et al v. Pacific Harvest Inc. et al. (Case No. 16CV02233) filed in Santa Barbara Superior Court, and include all remedies demanded including all arbitrations compelled under the Ibarguen case or claims which could have been brought by one or more of the Plaintiffs or Additional Arbitration Plaintiffs under either case or through arbitration, including Tameny claims or any claim upon which such Tameny claims arose, or could have, arisen.

F.

“Claim Form” means the claim form and consent to jurisdiction that Class Members must sign and return to the Settlement Administrator in order to receive a Settlement Share. Plaintiffs will draft and submit a Claim Form to the Court along with the Motion for Preliminary Approval.

G.

“Claimant” means a Class Member who has submitted a timely and valid Claim Form pursuant to this Settlement, or a Class Member who is a current employee of Defendants, or any Plaintiffs (as defined above), or any other Class Member which the court deems to be a Claimant without the need for submitting a Claim Form.

H.	“Class” is defined as: all workers in a Covered Position employed between September 30, 2011 and April 25, 2017 by Pacific Harvest, Inc., Rancho Harvest, Inc., and/or Apio, Inc.

I.	“Class Counsel” means Stan Mallison and Hector Martinez of The Law Offices of Mallison & Martinez.

J.

“Class Counsel Fees Payment” and “Class Counsel Litigation Expenses Payment” mean the amounts awarded to Class Counsel by the Court to compensate them for, respectively, their attorneys’ fees and litigation expenses incurred in connection with the Actions, including their pre-filing investigation, their filing of the Actions, and all related litigation activities, this Settlement, and all post-Settlement compliance and approval procedures.

K.

“Class Data” means, for each Class Member, the Class Member’s name; and last-known mailing address and telephone number; the Class Member’s Social Security number; and for the Class Period the Class Member’s number of pay periods in a Covered Position. Class Data is confidential employee information for Settlement Administrator and Attorney’s Eyes Only and is not to be used, published, or disseminated for any other purpose other than effecting the terms of the Settlement and this Settlement. The sole exception to this section is that Class Representatives may be shown a separate list of employee names, and only employee names, to help verify that the class list is correct.

L.	“Class Member” is a member of the “Class.”

M.

“Class Notice” means the Notice of Proposed Settlement of Class Action, Conditional Certification of Settlement Class, Preliminary Approval of Settlement, and Hearing Date for Final Court Approval. Plaintiffs will draft and submit a Claim Form along with the Motion for Preliminary Approval.

N.

“Class Notice Packet” means the Class Notice, the Claim Form, and the form of Election Not to Participate in Settlement, which will be submitted by Plaintiffs along with the Motion for Preliminary Approval. The approved notice will be provided to Class Members in English and Spanish.

O.	“Class Period” means the period from September 30, 2011 and April 25, 2017.

P.

“Plaintiff Payments” means the special payments of $7,500 (or in certain cases $10,000) made to each Plaintiff in either: 1) their capacity as a Class Representatives in the Torrez case to compensate them for initiating the Actions, performing work in support of the Actions, and undertaking the risk of liability for attorneys’ fees and expenses in the event they were unsuccessful in the prosecution of the Actions. Plaintiffs are also relinquishing any potential arbitration claims or other individual claims which they have made, or could have made, against one or more Defendants. Plaintiffs in Torrez case are being provided their Plaintiff Payments for the efforts on behalf of the Class as well as the State of California; or 2) in their individual capacity in the Ibarguen case where Plaintiffs are relinquishing their actual and potential arbitration claims and other individual claims of substantial additional value as consideration for these Plaintiff Payments. Defendants will not object to any request for such payments.

Q.	“Defendants Counsel” means Michael Saqui, Jennifer Schermerhorn, and Kevin Cleveland of The Saqui Law Group.

R.

“Covered Position” means employment as a non-exempt worker by one or more Defendant during the “Class Period” at the W. Main Street, Guadalupe, California facility or other temporary location. This group includes, but is not limited to: All Baggers, Clean Up employees, Forklift/Pallet Jack Operators, Inventory employees, Labelers, Line Sorters/Packers, Packing Machine Operators, and Quality Assurance employees.

S.	“Court” means the Superior Court of California, Santa Barbara County.

T.

“Effective Date” means the date when the later of the following events has occurred: (i.) sixty-one (61) calendar days have elapsed following entry of the Court’s final order approving this Settlement (the “Final Approval Order) and no appeal has been taken contesting the Final Approval Order; or (ii) if any appeal has been filed contesting this Settlement and/or the Final Approval Order, then the date which is thirty (30) days after any appeal opposing or contesting this Settlement and/or Final Approval Order has been dismissed finally and conclusively with no right to pursue similar remedies or relief, or any appeal has been resolved to uphold the Final Approval Order.

U.

“Election Not to Participate in Settlement” means the form by which a Class Member may elect to exclude himself or herself from the Settlement. Plaintiffs will draft and submit an Election Not to Participate in Settlement form to the Court along with the Motion for Preliminary Approval.

V.	“Final Approval Hearing” means the hearing to be conducted by the Court to determine whether to approve finally and implement the terms of this Agreement.

W.	“Gross Settlement Amount” means the amount of $5,910,000 to be jointly paid by Defendants Pacific Harvest, Inc., Rancho Harvest, Inc., and Apio Inc. pursuant the schedule described in this agreement.

X.

“Judgment” means the Order of Final Judgment and Dismissal with Prejudice entered by the Court. Plaintiffs will draft and submit a proposed Judgment to the Court along with the Motion for Final Approval in the Action. This judgment will constitute a binding and final resolution of any and all claims by any Participating Settlement Class Members, as defined by the Release herein.

Y.	“Pay Periods” means for each Class Member the pay periods during the Class Period that the Class Member worked for Defendants in a Covered Position.

Z.

“Net Settlement Amount” means the Gross Settlement Amount to be paid by Defendants pursuant to this Settlement, less (i) the Plaintiff Payments approved by the Court; (ii) the Class Counsel Fees Payment and the Class Counsel Litigation Expenses Payment approved by the Court; (iii) the payment to the California Labor and Workforce Development Agency (the “LWDA”) approved by the Court; (iv) the Settlement Administrator’s reasonable fees and expenses approved by the Court; and (v)  any other fees or expenses (other than attorneys’ fees and expenses) incurred in implementing the terms and conditions of this Agreement and securing dismissal of the Action as awarded by the Court.

AA.	“Non-Participating Class Member” means a Class Member who submits a valid and timely Election Not to Participate in Settlement.

BB.	“Participating Class Member” means a Class Member who does not submit a valid and timely Election Not to Participate in Settlement.

CC.	“Preliminary Approval of the Settlement” means the Court’s preliminary approval of the Settlement without material change.

DD.	“Settlement” means the disposition of the Action and all related claims effectuated by this Agreement.

EE.	“Settlement Administrator” means the administrator proposed by the Parties and appointed by the Court to administer the Settlement.

FF.	“Settlement Share” means each Claimant’s share of the Net Settlement Amount as provided by this Agreement.

II.     RECITALS

A.

This agreement resolves the Actions, as defined above, including any remedies, procedural (i.e. arbitration) or substantive, for Plaintiffs and Participating Class Members to the extent of the release described herein.

B.

On September 30, 2015, Plaintiffs Silvia Olvera, Maria Elena Torres, and Cosme Perez filed a putative class action complaint in Santa Barbara County Superior Court entitled Olvera, et al. v. Pacific Harvest, Inc., et al., Case No. 15CV03303 (the “Olvera Action”). Plaintiffs assert in the Olvera Action the following causes of action on behalf of themselves and others similarly situated who are or have been jointly employed by Defendants in the State of California and have worked as hourly workers or as piece rate workers during the four years preceding September 30, 2015, based on alleged violations of applicable California Labor Code and IWC Wage Order provisions (except as noted): (1) failure to pay minimum wages; (2) failure to pay overtime wages; (3) failure to provide timely and complete meal periods or pay additional wages in lieu thereof; (4) failure to provide timely and complete rest periods or pay additional wages in lieu thereof; (5) failure to pay wages of terminated or resigned employees; (6) knowing and intentional failure to comply with itemized employee wage statement provisions; (7) failure to indemnify employees for all necessary expenditures or losses incurred; (8) violations of Unfair Competition Law pursuant to section 17200 et seq. of the California Business and Professions Code violations; and (9) violations of sections 2699 et seq. of the California Labor Code, Private Attorneys General Act (PAGA).

On November 24, 2015, Plaintiffs Araceli Torrez, Silvia Olvera, Maria Elena Torres, and Cosme Perez in the Olvera Action served upon Defendants an Amended Class Action Complaint asserting the same causes of action and adding a new cause of action for failure to pay vacation pay.

On February 18, 2016, Plaintiffs Araceli Torrez, Silvia Olvera, and Maria Elena Torres in the Olvera Action filed a Second Amended Complaint, removing all class action allegations and asserting only a single cause of action for violations of sections 2699 et seq. of the California Labor Code, Private Attorneys General Act (PAGA), asserted on behalf of the State of California and current and former employees, based upon allegations of violations by Defendants arising out of their: (1) failure to compensate for all “hours worked”; (2) failure to pay all overtime wages owed; (3) failure to provide timely, complete, paid and off-duty rest periods, and/or provide appropriate compensation in lieu thereof; (4) failure to provide timely, complete, and off-duty meal periods, and/or provide appropriate compensation in lieu thereof; (5) failure to pay vacation pay; (6) failure to provide accurate itemized wage statements; (7) failure to pay all wages owed upon termination; and (8) failure to reimburse necessary expenses incurred.

C.

On May 13, 2016, Plaintiffs Alberto Ibarguen, Alejandro Robles, Alfredo Ruelas, Anabel Galindo, Andres Perez Flores, Angel Trujillo, Angelica Chavez, Angelica Nieto Dominguez, Araceli Torrez, Carlos Guzman, Carmen Maganda, Carolina Hernandez, Catalina Soto, Celestino Guzman, Claudia Ramos, Conception Reyes, Cosme Perez, Daniel Campos P., Daniel Castellanos, Eladia Saucedo Villa, Eladio Ayala, Elisa Arias, Elizabeth Rendon, Emigdio Ortiz, Esperanza Cruz, Felip Bautista, Felix Rodriguez, Frances Ann Lopez, Francisco Garcia, Francisco Rios, Fredy Ortega, Gaudencio Herrera, Gerardo Marcial, Gloria Valladares, Gloria Macedo, Graciela Villareal, Guadalupe Ornelas, Guilermina Baez, Janeth Diaz, Javier Cervantes, Javier Monzon Solis, Jesus Beltran, Jose Flores, Jose Manuel Guerrero-Salinas, Jose Vleasco, Juana Medina, Juan Rodriguez, Juan Medina, Laura Gonzalez, Lazaro Alvarez, Leopoldo Teodoro Diaz, Leticia Jurado, Leticia Ramirez Q., Lilia Latocha Garcia, Lizbeth Fuentez, Lucia Hernandez, Lucia Guerra, Luis Alberto Nieto Dominguez, Luis Medina, Luis Salgado, Manuel Maganda, Maria Aracely Pacheco, Maria Arreola, Maria Cardenas, Maria E. Gonzalez, Maria Elena Gomez, Maria Isabel Felix, Maria Leon, Maria Magana, Maria P. Arellano, Maria R. Lopez, Maria Yolanda Garcia, Maribel Nava, Mario Nava, Mario Roberto Castellanos, Martha Aracely Valenzuela, Mayra De Jesus Maganda, Mercedes Hernandez, Miguel Gonzalez, Mirella Aguirre, Ofelia Maganda, Olga Mendes, Pablo Partida, Paula Diaz, Pedro Ruiz, Rebecca Lopez Trujillo, Rey Soltero Perez, Rito Ayon, Roberto Montoga, Rocio R. Rios, Rolando Raygoza, Rosa Zarate Herrera, Rosario Maganda, San Juana Suarez, Sandra Anguiano, Santiago Garcia, Silvia M. Olvera, Teresa Garcia, Veronica Gonzalez, Victor Arturo Cardenas Cisneros, and Yohana Leon filed a complaint in Santa Barbara County Superior Court entitled Ibargueu, et al. v. Pacific Harvest, Inc., et al., Case No. 16CV02233 (“Ibargueu” or “Ibarguen”). Plaintiffs assert in the Ibarguen Action the following causes of action on behalf of themselves, on behalf of the State of California, and current or former employees of Defendants, based on: (1) violations of section 2698 et seq. of the California Labor Code, Private Attorneys General Act of 2004 (PAGA); and (2) to compel arbitration pursuant to contract under California Code of Civil Procedure sections 1281 and 1281.2.  The PAGA cause of action was based upon: (1) the failure to provide timely responses to requests for records under the Labor Code; and (2) the failure to provide accurate timekeeping and other records as required by the Labor Code and applicable IWC Wage Order provisions.

On October 11, 2016, Plaintiffs Alberto Ibarguen, Alejandro Robles, Alfredo Ruelas, Anabel Galindo, Andres Perez Flores, Angel Trujillo, Angelica Chavez, Angelica Nieto Dominguez, Araceli Torrez, Carlos Guzman, Carmen Maganda, Carolina Hernandez, Catalina Soto, Celestino Guzman, Claudia Ramos, Concepcion Reyes, Cosme Perez, Daniel Campos P., Daniel Castellanos, Eladia Saucedo Villa, Eladio Ayala, Elisa Arias, Elizabeth Rendon, Emigdio Ortiz, Esperanza Cruz, Felipa Bautista, Felix Rodriguez, Frances Ann Lopez, Francisco Garcia, Francisco Rios, Fredy Ortega, Gaudencio Herrera, Gerardo Marcial, Gloria Valladares, Gloria Macedo, Graciela Villareal, Guadalupe Ornelas, Guillermina Baez, Janeth Diaz, Javier Cervantes, Javier Monzon Solis, Jesus Beltran, Jose Flores, Jose Manuel Guerrero-Salinas, Jose Velasco, Juana Medina, Juan Rodriguez, Juan Medina, Laura Gonzalez, Lazaro Alvarez, Leopoldo Teodoro Diaz, Leticia Jurado, Leticia Ramirez Q., Lilia Latocha Garcia, Lizbeth Fuentes, Lucia Hernandez, Lucila Guerra, Luis Alberto Nieto Dominguez, Luis Medina, Luis Salgado, Manuel Maganda, Maria Aracely Pacheco, Maria Arreola, Maria Cardenas, Maria E. Gonzalez, Maria Elena Gomez, Maria Isabel Felix, Maria Leon, Maria Magana, Maria P. Arellano, Maria R. Lopez, Maria Yolanda Garcia, Maribel Nava, Mario Roberto Castellanos, Martha Aracely Valenzuela, Mayra De Jesus Maganda, Mercedes Hernandez, Miguel Gonzalez, Mirella Aguirre, Ofelia Maganda, Olga Mendes, Pablo Partida, Paula Diaz, Pedro Ruiz, Rebecca Lopez Trujillo, Rey Soltero Perez, Rito Ayon, Roberto Montoga, Rocio R. Rios, Rolando Raygoza, Rosa Zarate Herrera, Rosario Maganda, San Juana Suarez, Sandra Anguiano, Santiago Garcia, Silvia M Olvera, Teresa Garcia, Veronica Gonzalez, Victor Arturo Cardenas Cisneros, and Yohana Leon in the Ibarguen Action filed a First Amended Complaint and Petition to Compel Arbitration, asserting one cause of action for violations of PAGA based upon failure to provide timely responses to request for records, and petitioning to compel arbitration of non-PAGA claims based on allegations of Defendants®€™ failure to pay minimum wages, failure to pay overtime wages, failure to provide timely and complete meal periods or pay additional wages in lieu thereof, failure to provide timely and complete rest breaks or pay additional wages in lieu thereof, failure to pay accrued vacation pay, failure to pay wages of terminated or resigned employees, knowing and intentional failure to comply with itemized employee wage statement provisions, and failure to indemnify employees for all necessary expenditures or losses incurred. All 100 Plaintiffs brought PAGA claims except Carolina Hernandez, Gloria Macedo, Lucila Guerra, Luis Alberto Nieto Dominguez, and Maria Arreola. All 100 Plaintiffs demanded arbitration except Araceli Torrez, Cosme Perez, Maria Elena Gomez, and Silvia M. Olvera. At hearing on December 14, 2016, the Court in the Ibarguen Action ordered the Parties to ninety-six (96) individual arbitrations for the Plaintiffs in the Ibarguen Action who were demanding individual arbitration of their asserted claims (the “Individual Arbitrations”).

On January 13, 2017, seventeen (17) of the Plaintiffs in the Ibarguen Action, Andres Perez-Flores, Alfredo Ruelas, Angel Trujillo, Angelica Nieto Dominguez, Carmen Maganda, Claudia Ramos Lima, Concepcion Reyes, Felipa Bautista, Graciela Villareal, Jose Manuel Guerrero, Lilia Latocha Garcia, Maria Magana, Maribel Nava, Miguel Gonzalez, Rebecca Lopez Trujillo, Rosa Zarate-Herrera, and Teresa Garcia, also submitted separate individual demands for arbitration of claims for wrongful termination or retaliation against Defendants, including but not limited to the Tameny claims for wrongful termination in violation of public policy (the “Tameny Actions”).

D.

Then, on March 8, 2017 the Additional Arbitration Plaintiffs submitted arbitration demands seeking individual arbitrations identical or similar to those claims brought by the Plaintiffs in Ibarguen or those Plaintiffs bringing Tameny Actions.

E.

The parties engaged in extensive litigation in this case. As a result, in connection with the Actions, Defendants produced a massive collection of documents and data, including, payroll and timekeeping records for Plaintiffs and a more limited set of data for Class Members during the Class Period. Class Counsel engaged in extensive review of these paper records by counsel’s review and electronic records which were jointly review by Counsel and database expert Aaron Woolfson.

F.

Following this exchange of information, the Parties engaged in extensive settlement discussions. Counsel on either side recognized the risk of an adverse result in the Action and agreed to settle the Action and all other matters covered by this Agreement pursuant to the terms and conditions of this Agreement. This Agreement replaces any other agreements, understandings, or representations between the Parties, and is fully admissible to prove the terms and conditions of the Settlement. However, if for whatever reason this Agreement is not approved by the Superior Court in the Actions, the original acceptances of Mediator Mark Rudy’s mediator’s proposal of February 16, 2017 will maintain whatever legal import it had at the time of its acceptance.

G.

Class Counsel has conducted a thorough investigation into the facts of the Action. Based on the foregoing discovery and the confirmatory measures detailed in this agreement, and their own independent investigation and evaluation, Class Counsel are of the opinion that the Agreement is fair, reasonable, and adequate and is in the best interest of the Class in light of all known facts and circumstances, including the risk of significant delay, defenses asserted by Defendants, and potential appellate issues.

H.

It is the mutual desire of the Parties to fully, finally, and forever settle, compromise, and discharge all disputes and claims raised in or related in any way to the Actions. In order to achieve a full and complete release of the released persons, the Class, including Plaintiffs and each Class Member, acknowledge that this Settlement is intended to include and resolve all claims arising from or related to the Actions as more fully set forth in section III.G of this Agreement.

I.

This Agreement represents a compromise and settlement of highly disputed claims. Nothing in this Agreement is intended or will be construed as an admission by Defendants that the claims in the Action of Plaintiffs or the Class have merit or that Defendants bear any liability to Plaintiffs or the Class on those claims or any other claims, or as an admission by Plaintiffs that Defendants’ defenses in the Action have merit or factual basis.

Based on these Recitals, the Parties agree as follows:

III.     SETTLEMENT TERMS AND CONDITIONS

A.

Gross Settlement Amount. Subject to the terms and conditions of this Agreement, the Gross Settlement Amount that Defendants will pay under this Settlement is $5,910,000. The class size has been asserted by Defendants to be approximately 6300 members at the time of mediation which is a material condition of this settlement agreement.

1.

Maximum Amount Paid. The Gross Settlement Amount is the maximum amount that Defendants are obligated to pay under this Agreement and is inclusive of the Plaintiff Payments made to Plaintiffs, the Class Counsel Fees and Litigation Expenses Payment made to Class Counsel, the payment made to the LWDA, the Class Members’ Settlement Shares, and the Settlement Administrator’s reasonable fees and expenses in administering the Settlement. It is not inclusive of the employer contribution for tax withholdings, which Defendants are obligated to pay separately. No monies shall revert to Defendants under this agreement.

2.

Timing of Provision of Settlement Shares and Other Payments. Defendant shall pay the following amounts at the following times to the a Qualified Settlement Fund as created and managed by the Claims Administrator appointed by the court:

An initial payment $2,370,000 on or before April 26, 2017or ten (10) days after final approval, whichever comes later but in no event later than July 3, 2017;

An additional, $1,770,000 on or before November 23, 2017 or ten (10) days after final approval, whichever comes later;

An additional, $1,770,000 on or before July 23, 2018 or ten (10) days after final approval, whichever comes later;

3.

Any late payment on the above amounts will incur interest in the amounts described in Civil Code §3289. Defendants or any of their successors may elect to pay any part or all of the payments before they are due. Upon completion of any transfer of funds to the Claims Administrator, Defendants will have completely and fully satisfied their obligation to pay the amounts transferred under this Settlement Agreement. If there is any appeal, the claims administrator will make reasonable efforts to place all funds in an interest bearing account. Any interest accrued will be distributed pro-rata to claimants and for attorney’s fees or Plaintiff Payments or otherwise as the Court directs unless the appeal extinguishes this Agreement in which the funds will be returned to Defendants as described herein.

B.

Payments from the Gross Settlement Fund. Subject to the terms and conditions of this Agreement, the Settlement Administrator will make following payments out of the Gross Settlement Amount as follows at any time after the effective date and as generally approved by the Court in its final approval order:

1.

To Plaintiffs: In addition to their respective Settlement Shares described below, the Class Representatives in the Torrez case will receive an award of up to $7,500 to each Class Representative Plaintiff as his additional Plaintiff Payment as approved by the Court. Defendant will not oppose a Plaintiff Payment of up to $7,500 for each Class Representative Plaintiff. The Settlement Administrator will pay these Plaintiff Payments approved by the Court out of the Gross Settlement Amount. If the Court approves a Plaintiff Payment of less than $7,500 for any Class Representative Plaintiff, the remainder will be retained in the Net Settlement Amount for distribution to Claimants. Payroll tax withholding and deductions will not be taken from the Plaintiff Payments and instead a Form 1099 will be issued to Plaintiffs with respect to those payments.

In addition to their respective Settlement Shares described below, the Ibarguen Plaintiffs and Additional Arbitration Plaintiffs will also receive Plaintiff Payments of up to $7,500 each as approved by the Court for the release of claims broader than those of other Class Members including release of claims unique to them (i.e. the PAGA claim for §226 violations) and a broad release of all claims under California Civil Code §1542. Defendant will not oppose these Plaintiff Payments of $7,500 for the Ibarguen Plaintiffs or Additional Arbitration Plaintiffs. The Settlement Administrator will pay the Plaintiff Payments approved by the Court out of the Gross Settlement Amount. If the Court approves a Plaintiff Payment of less than $7,500 for any Ibarguen Plaintiffs or Additional Arbitration Plaintiffs, the remainder will be retained in the Net Settlement Amount for distribution to Claimants. Payroll tax withholding and deductions will not be taken from the Plaintiff Payments and instead a Form 1099 will be issued to Plaintiffs with respect to those payments.

In addition, the following Plaintiffs have workers compensation claims and are waiving known potential claims relating to serious and willful claims and Labor Code section 132a retaliation claims in the workers compensation context: Andres Perez-Flores; Alfredo Ruelas; Angel Trujillo; Angelica Nieto Dominguez; Araceli Torrez; Carmen Maganda; Claudia Ramos; Concepcion Reyes; Felipa Bautista; Graciela Villareal; Jose Manuel Guerrero; Lilia Latocha Garcia; Maria Elena Gomez Torres; Maria Magaña; Maribel Nava; Miguel Gonzalez; Rebecca Lopez Trujillo; Rosa Zarate-Herrera; Silvia M. Olvera; Teresa Garcia; and Yohana Leon. These Plaintiffs request an additional $2,500 Plaintiff payment for the release of these claims subject to Court Approval. If the Court approves a Plaintiff Payment of less than $2,500, the remainder will be retained in the Net Settlement Amount for distribution to Claimants. Payroll tax withholding and deductions will not be taken from the Plaintiff Payments and instead a Form 1099 will be issued to Plaintiffs with respect to those payments.

2.

To Class Counsel: Class Counsel will apply to the Court for an award of not more than 33.33% of the Gross Settlement Amount as their Class Counsel Fees Payment plus an additional amount for reasonable costs and Defendants will not oppose their request. The Settlement Administrator will pay the amount approved by the Court out of the Gross Settlement Amount. If the Court approves a Class Counsel Fees Payment or a Class Counsel Litigation Expenses Payment of less than 33.33% for fees or reduces any costs request, the remainder will be retained in the Net Settlement Amount for distribution to Participating Class Members. Payroll tax withholding and deductions will not be taken from the Class Counsel Fees and Expenses Payment and instead one or more Forms 1099 will be issued to Class Counsel with respect to those payments.

3.

To LWDA. The Parties will apply to the Court for a payment out of the Gross Settlement Amount to the LWDA of up to $100,000 (the “LWDA Payment”) as the LWDA’s share of the settlement of civil penalties paid under this Agreement pursuant to PAGA for the Actions. If the Court approves an LWDA Payment of less than $100,000, the remainder will be retained in the Net Settlement Amount for distribution to Participating Class Members.

4.

To the Settlement Administrator. The Settlement Administrator will pay out of the Gross Settlement Fund to itself its reasonable fees and expenses as approved by the Court. Every effort will be undertaken to minimize this cost and the Settlement Administrator will ensure proper notice and administration of the fund. The Settlement Administrator and maximum costs will be laid out in the Notice.

5.

Settlement Share. Subject to the terms and conditions of this Agreement, the Settlement Administrator will pay a Settlement Share from the Net Settlement Amount to each Claimant who timely and properly submits a Claim Form on the payment schedule described herein. However, all Plaintiffs and all current employees will be deemed to be automatically included as Claimants as their contact information is sufficiently verified. The parties agree that the Court’s alteration of the claims process with regards to deeming categories of employees automatically included is not a material term of this agreement. The parties, however, support the above terms to the Court.

6.

Calculation. The Settlement Share for each Claimant will be based on (a) that Claimant’s total number of pay periods in which claimant was employed by Defendants in a Covered Position between September 30, 2011 and April 17, 2017, (b) divided by the aggregate number of pay periods Class Members were employed by Defendants in a Covered Position between September 30, 2011 and April 17, 2017 (c) multiplied by the value of the Net Settlement Amount.

7.

Withholding. Each Settlement Share is intended to settle each Claimant’s claims for wages, restitution, reimbursement of expenses, interest, and penalties. As such, the Settlement Administrator will issue a Form 1099 with respect to the Non-Wage Portion (80% of the value of the claim) and issue a W-2 for the Wage portion (20% of the value of the claim). The Settlement Administrator will do all necessary withholding as required by law.

8.

Effect of Non-Participating Class Members. Non-Participating Class Members will receive no Settlement Share based on their election not to participate. The shares of Non-Participating Class Members will be distributed to Claimants.

C.

Appointment of Settlement Administrator. After consultation with Defendants, Class Counsel will ask the Court to appoint a qualified administrator to serve as the Settlement Administrator, which, as a condition of appointment, will agree to be bound by this Agreement with respect to the performance of its duties and its compensation. The Settlement Administrator’s duties will include preparing, printing, and mailing the Class Notice Packet to all Class Members; conducting a National Change of Address search on any Class Notice Packet returned by the U.S. Postal Service as non-deliverable, and re-mailing the Class Notice Packet to the Class Member’s new address; receiving and reviewing for validity completed Claim Forms and Elections Not to Participate in Settlement; providing the Parties with weekly status reports about the delivery of Class Notice Packets and receipt of completed Claim Forms and Elections Not to Participate in Settlement; providing the parties with the received Claim Forms; calculating Settlement Shares; issuing the checks to effectuate the payments due under the Settlement; issuing the tax reports required under this Settlement; distributing any remaining funds as directed by the court; and posting the Order of the Final Approval or Non Approval on its website and/or change in date or continuation of the Final Approval hearing and otherwise administering the Settlement pursuant to this Agreement. The Settlement Administrator will have the final authority to resolve all disputes concerning the calculation of a Participating Class Member’s Settlement Share, subject to the dollar limitations set forth in this Agreement. The Settlement Administrator’s reasonable fees and expenses, including the cost of printing and mailing the Class Notice Packet, will be paid out of the Gross Settlement Amount.

D.	Procedure for Approving Settlement.

1.	Motion for Conditional Certification of Class and Preliminary Approval of Settlement by the Court.

In conformance with this settlement agreement, Plaintiffs will move the Court for an order conditionally certifying the Class, giving Preliminary Approval of the Settlement, setting a date for the Final Approval Hearing, approving the Class Notice, the Claim Form, and the form of Election Not to Participate in Settlement. Defendants will not oppose said motion.

At the hearing on the Motion for Preliminary Approval, the Parties will jointly appear and support the granting of the motion. Plaintiffs will draft and submit a Proposed Order Granting Conditional Certification of Class and Preliminary Approval of Settlement; Approval of Notice to Class, Claim Form, and Form of Election Not to Participate; and Setting Hearing for Final Approval of Settlement.

Should the Court decline to conditionally certify the Settlement Class or to preliminarily approve all material aspects of the Settlement (including but not limited to the scope of release to be granted by Participating Class Members or the binding effect of the Settlement on Participating Class Members who are not Claimants) the Settlement will be null and void and the Parties will have no further obligations under it.

2.

Notice to Class Members. After the Court enters its order granting Preliminary Approval of the Settlement, every Class Member will be provided with the Class Notice Packet (which will include the Class Notice completed to reflect the order granting Preliminary Approval of the Settlement and the Claim Form completed to show the Class Member’s Class Data) as follows:

Using best efforts to provide it as soon as possible, and in no event later than seven (7) business after the Court enters its order granting Preliminary Approval of the Settlement, Defendants will provide to the Settlement Administrator and Plaintiffs’ counsel, pursuant to the Stipulated Protective Order entered by the Parties, a spreadsheet(s) in native electronic format containing for each Class Member his, or her, available Class Data.

Using best efforts to mail it as soon as possible, and in no event no later than seven (7) calendar days after receiving the Class Data, the Settlement Administrator will mail the Class Notice Packets to all Class Members whose address information is known. This mailing will be sent via first-class U.S. Mail using the mailing address. Before mailing the Class Notice Packets, the Settlement Administrator shall run the Class Data address information provided by Defendants through the U.S. Postal Service’s Change of Address Database. Minor imperfections in this task will not undermine the effectiveness of the notice.

The Settlement Administrator shall make such further efforts as are possible and reasonable (if any), to provide the Class Notice Packets to members of the Class whose original Class Notice Packet is returned as undeliverable, provided that all such efforts shall be completed by the forty-fifth (45th) calendar day after the Class Notice is mailed. The Claims Administrator shall document all efforts, and keep such documentation for a period of four (4) years from the date of the Court’s Final Approval of the Settlement. Class Counsel will be entitled to receive from the Settlement Administrator any updated address information about a Class Member as the Settlement Administrator obtains such information so that they may carry out their duties in monitoring the distribution process.

As part of its weekly status report, the Settlement Administrator will inform Class Counsel and Defendants’ Counsel of completed Elections Not to Participate in Settlement it receives.

At least fourteen (14) business days prior to the deadline for Class Members to submit Claim Forms as set forth in section III.F.3, the Settlement Administrator will contact Class Members who have not submitted Claim Forms, and remind them of the upcoming deadline to submit them.

Not later than the date by which the Plaintiffs file their Motion for Final Approval of the Settlement, the Settlement Administrator will serve on the Parties and file with the Court a declaration of due diligence setting forth its compliance with its obligations under this Agreement. Prior to the Final Approval Hearing, the Settlement Administrator will supplement its declaration of due diligence if any material changes occur from the date of the filing of its prior declaration

3.

Claim Form. The Class Members will have forty-five (45) calendar days after the date on which the Settlement Administrator mails the Class Notice Packets (or the first business day after this deadline, if the deadline falls on a weekend or holiday) (the “Claims Submission Deadline”) to complete and submit to the Settlement Administrator the Claim Form. All Signatories to the Settlement Agreement including Plaintiffs in the Torrez and Ibarguen actions, the Additional Arbitration Plaintiffs, are deemed to have automatically satisfied the Claims Submission Process and do not have a right to elect not to participate. Such individuals do have the right to challenge the Class Data as described below and will receive information in their class notice for that purpose. In addition, current employees of Defendants (excluding Plaintiffs as discussed above) and any other categories of class members as ordered by the Court are deemed to have automatically satisfied the claims process but will still receive claims packets so that they may choose to opt out or challenge the Class Data as Described below.

Class Members will have the opportunity to challenge the Class Data pre-printed on their individualized Claim Forms (or Claim Description for those automatic claimants) by submitting a written challenge along with their signed Claim Form and any supporting documentation to the Settlement Administrator within the time period provided for submitting the Claim Form. In the event of such a dispute, Defendants will review their payroll and personnel records to verify the correct information to the best of their abilities. After consultation with Class Counsel, the Class Member and Defendants, the Settlement Administrator will make a determination of the disputed information and that determination will be final, binding on the Parties and the Class Member, and non-appealable.

In the event that a Claim Form is submitted timely but is deficient in one or more respects, the Settlement Administrator will return the Claim Form to the Class Member within seven (7) business days of receipt with a notice explaining the deficiencies and stating that the Class Member will have ten (10) business days from the date of the deficiency notice to correct the deficiency and resubmit the Claim Form. The envelope containing the resubmitted Claim Form must be postmarked within ten (10) business days of the date of the deficiency notice to be considered timely, absent a showing of good cause. If necessary, the Class Member will be sent a second deficiency notice to correct any deficiency concerning a resubmitted Claim Form, which will be governed by the same timeliness requirements as the first deficiency notice.

No Class Member shall have the right to obtain any payment through this Agreement unless the Class Member submits a Claim Form, on or before the Claims Submission Deadline, except to the extent that the Settlement Administrator, upon agreement by all counsel, determines that there is good cause to extend the date for mailing a particular Claim Form, or to the extent that the Court finds good cause to extend the date for mailing a particular Claim Form. The Settlement Administrator shall not review or consider any Claim Form postmarked after the Claims Submission Deadline, except upon agreement by the Parties or as required by the Court. For the purposes of this section, the Parties agree that “good cause” includes military service, extended absence from the State, sickness, change of address, change in name, death, or probate issues. However, no Claims may be accepted where funding has been exhausted by payment of other claims.

4.

Comments on or Objections to Settlement; Elections Not to Participate in Settlement. Class Members may submit objections to the Settlement or Elections Not to Participate in Settlement pursuant to the following procedures:

Comments on or Objections to Settlement. The Class Notice will provide that Class Members who wish to comment on or object to the Settlement must file with the Court and serve on counsel for the Parties not later than forty-five (45) calendar days after the Settlement Administrator mails the Class Notice Packets (or the first business day after this deadline, if the deadline falls on a weekend or holiday) a written comment on or objection to the Settlement setting forth the grounds for the comment or objection. The statement will also indicate whether the Class Member intends to appear and comment or object at the Final Approval Hearing; failure to so indicate will constitute a waiver of the right to appear at the hearing. A Class Member who does not file and serve a written comment or objection in the manner and by the deadline specified above will be deemed to have waived any comments or objections and will be foreclosed from making any comments or objections (whether by appeal or otherwise) to the Settlement.

Election Not to Participate in Settlement. The Class Notice also will provide that Class Members who wish to exclude themselves from the Settlement must mail to the Settlement Administrator not later than forty-five (45) calendar days after the Settlement Administrator mails the Class Notice Packets (or the first business day after this deadline, if the deadline falls on a weekend or holiday) a signed Election Not to Participate in Settlement. A Non-Participating Class Member will not participate in or be bound by the Settlement and the Judgment. Defendants will remain free to contest any claim brought by the class member that would have been barred by this Agreement, and nothing in this Agreement will constitute or be construed as a waiver of any defense Defendant has or could assert against such a claim nor will any person who properly elects not to participate be bound in any way by this proceeding. A Class Member who does not complete and mail a timely and valid Election Not to Participate in Settlement in the manner and by the deadline specified above will automatically become a Participating Class Member and be bound by all terms and conditions of the Settlement, including its release of claims, if the Settlement is approved by the Court, and by the Judgment, regardless of whether he or she has objected to the Settlement or submitted a completed claim form. A Class Member who elects not to participate in the settlement will be precluded from objecting or commenting on the Settlement.

Report. Not later than seven (7) business days after the deadline for submission of Elections Not to Participate in Settlement and Claim Forms, the Settlement Administrator will provide the Parties with an complete and accurate list of all Claimants, Participating Class Members, and Non-Participating Class Members.

5.

Right of Defendants to Reject Settlement. Defendants have an option to withdraw from this Settlement if more than 2% of the Class decides to file an Election Not to Participate in Settlement form. If the amount of Elections Not to Participate in Settlement forms exceeds 2% of the Class, Defendants shall have seven (7) calendar days from the date of being first advised of this fact from the Settlement Administrator (or the first business day after this deadline, if the deadline falls on a weekend, to exercise this option to reject the settlement or it is waived. In the event that the Defendants elect to exercise this option, Defendants will be responsible for the costs of administration incurred to that date plus the cost of notifying the Class that the Settlement has been withdrawn.

Right of Plaintiffs to Reject Settlement. Plaintiffs have an option to withdraw from this Settlement if the discovery provided to Plaintiffs upon which the settlement was made is materially inaccurate. In particular, if the class size exceeds 6700 employees Plaintiffs shall have the right within seven (7) calendar days from the date of receiving the Class List described in III.F.2.b to exercise this option to reject the settlement or it is waived. However, the Parties agree that they will discuss potential ways to amend the settlement to address any class size which exceeds 6700 employees. In the event that Plaintiffs exercise this option based upon a prior misrepresentation made by Defendants as to the class size Defendants will be responsible for the costs of administration incurred to that date plus the cost of notifying the Class that the Settlement has been withdrawn. Defendant will provide within seven days of preliminary approval a declaration sufficient to attest as to the authenticity and accuracy of the documents and data provided for purposes of the mediation.

6.

Vacating, Reversal, or Material Modification of Judgment. If any court vacates, reverses, or modifies the Judgment such that there is a material modification to the Settlement (including, but not limited to, the scope of release to be granted by Participating Class Members or the binding effect of the Settlement on Participating Class Members who are not Claimants, but not related to attorneys’ fees or Plaintiff Payments), and that court’s decision is not completely reversed and the Judgment is not fully affirmed on review by a higher court, then either Plaintiffs or Defendants will have the right to void the Settlement, which the Party must do by giving written notice to the other Parties, the reviewing court, and the Court not later than fourteen (14) business days after the reviewing court’s decision vacating, reversing, or materially modifying the Judgment becomes final, with Defendants receiving a full refund of any payments made to the Claims Administrator and the Party electing to void the settlement bearing reasonable costs of administration, including notice to the Class that the Settlement has been withdrawn.

7.

Uncashed Settlement Share Checks. A Claimant (including automatic claimants) must cash his or her Settlement Share checks within two (2) months after they are mailed to him or her. If a check is returned to the Settlement Administrator, the Settlement Administrator will make all reasonable efforts to re-mail it to the Claimant at his or her correct address. If Claimant’s Settlement Share check is not cashed within two (2) months after its last mailing to the Claimant, the Settlement Administrator will send the Claimant a letter informing him or her that unless the check is cashed within 30 days, it will expire and become non-negotiable, and offer to replace the check if it was lost or misplaced but not cashed. If the check remains uncashed by the expiration of the 30 day period after this notice, the check proceeds will be paid to the other Claimants, or if no further regular payments are being made to the Claimants, to a Cy Pres beneficiary as approved by the court in conformance with standards for selecting Cy Pres beneficiaries under California law and the Claimant nevertheless will remain bound by the Settlement. If a Claimant fails to cash any initial payments made to them they waive their rights to any further distributions.

8.

Final Report by Settlement Administrator to Court. Within ten (10) business days after final disbursement of all funds from the Gross Settlement Amount, the Settlement Administrator will serve on the Parties a declaration constituting a final report on the disbursements of all funds from the Gross Settlement Amount.

9.

Amendment of Pleadings. Plaintiffs in the Olvera Action and in the Ibarguen Action will file or lodge an amended complaint in one of the Actions to assert class action claims on behalf of the Class Members which subsume all claims released in this Stipulation and Release. Such document shall be filed or lodged on or before the time for preliminary approval. Additionally, such amended pleading will also name the Additional Arbitration Plaintiffs and include them in the claims which they are joining as well as include the Tameny claims being pursued through the arbitrations ordered in the Ibarguen action. The amended pleading must meet with the approval of both parties. The parties hereby stipulate that if this settlement agreement is not approved substantially as contained here, then the complaint will not be amended and the parties will return to the status quo in terms of the Actions as they were at the time of Mediation on February 15, 2017.

E.	Release of Claims.

1.

Plaintiffs. As of the Effective Date, Plaintiffs, on behalf of themselves and all respective predecessors, successors, assigns, heirs, estates, trustees, agents, attorneys, representatives, and other related persons and entities and others that may make any claim covered under this Agreement, and in their representative capacity for the State of California on any PAGA claims, and their Counsel hereby fully and finally release Defendants, and any respective parent companies, subsidiaries, employees, board members, officers, agents, attorneys, shareholders, stockholders, fiduciaries, or other service providers to Defendants and assigns., from any and all claims, known and unknown, including but not limited to claims arising from or related to their employment with Defendants whether stated within the Actions or not. This includes, but is not limited to claims for the following: 1) Failure to Pay Minimum Wages; 2) Failure to Pay Overtime Wages; 3) Failure to Provide Timely and Complete Meal Periods or Pay Additional Wages in Lieu Thereof; 4) Failure to Provide Timely and Complete Rest Periods or Pay Additional Wages in Lieu Thereof; 5) Failure to Pay Wages of Terminated or Resigned Employees; 6) Knowing and Intentional Failure to Comply With Itemized Employee Wage Statement Provisions; 7) Failure to Indemnify Employees for All Necessary Expenditures or Losses Incurred; 8) Violation of Unfair Competition Law; 9) PAGA Penalties for Wage and Hour Violations; 10) PAGA Penalties for Failure to Provide Documents Under CCP §226; 11)_Any other PAGA Penalties; 12) Harassment; 13) Discrimination; 14) Failure to Accommodate; 15) Failure to Engage in the Interactive Process; 16) Retaliation; 17) Wrongful Termination or Discharge; 18) Unlawful discharge; 19) Wrongful Termination or Discharge in Violation of Public Policy. Plaintiffs, further agree to expressly waive any and all claims arising under the Federal, State or local laws including the Fair Employment and Housing Act, Title VII of the Civil Rights Act, the Federal Family Medical Leave Act or its State counterpart, the California Family Rights Act, the National Labor Relations Act, the Agricultural Labor Relations Act, the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act; the Americans with Disability Act, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, ERISA, the Uniform Services Employment and Reemployment Rights Act, the National Labor Relations Act and any other statute or regulation), all provisions of the California Labor Code; claims for increased benefits or damages pursuant to a serious and willful claim or Labor Code section 132a discrimination claim; all provisions of the California Government Code; the Orders of the California Industrial Welfare Commission regulating wages, hours and working conditions and any and all claims based upon any legal restriction on the Employers’ right to terminate their employees, including, but not limited to, those claims alleging wrongful termination, whistleblowing, abusive, harassing, abusive or hostile work environment, breach of contract, breach of covenant, defamation or invasion of privacy, whether as any person’s individual claim or as part of any person’s class action, collective action, representative action, including but not limited to FLSA, PAGA, or otherwise.

Plaintiffs expressly waive any rights against Defendants conferred upon him or her by California Civil Code section 1542, and expressly consents that this Agreement shall be given full force and effect according to all of its terms, including those terms relating to unknown and unsuspected claims, if any. Section 1542 provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Plaintiffs further agree to contact the EEOC, DFEH, or any other governmental agency with whom they currently have any charges, complaints, or claims pending against any or all of the Defendants or their parent companies, subsidiaries, employees, board members, officers, agents, attorneys, shareholders, stockholders, fiduciaries, or other service providers and inform them in writing that all charges, complaints, and/or claims have been settled and that they wish to withdraw the charge, complaint, and/or claim.

2.

Participating Class Members. As of the Effective Date, all Participating Class Members hereby fully and finally release Defendants, and its parents, predecessors, successors, subsidiaries, affiliates, and trusts, and all of its employees, officers, board members, agents, attorneys, stockholders, fiduciaries, other service providers (including its temporary agencies), and assigns, from all claims pled or could have been pled based on the factual allegations contained in the operative complaint or any amendments thereto. This includes, but is not limited to claims for the following: 1) Failure to Pay Minimum Wages; 2) Failure to Pay Overtime Wages; 3) Failure to Provide Timely and Complete Meal Periods or Pay Additional Wages in Lieu Thereof; 4) Failure to Provide Timely and Complete Rest Periods or Pay Additional Wages in Lieu Thereof; 5) Failure to Pay Wages of Terminated or Resigned Employees; 6) Knowing and Intentional Failure to Comply With Itemized Employee Wage Statement Provisions; 7) Failure to Indemnify Employees for All Necessary Expenditures or Losses Incurred; 8) Violation of Unfair Competition Law; 9) PAGA Penalties for Wage and Hour Violations; 10) PAGA Penalties for Failure to Provide Documents Under CCP §226; 11) Any other PAGA Penalties.

3.	Defendants. As of the Effective Date, Defendants hereby fully and finally release Plaintiffs and the Counsel of any claims relating to the Actions in this case.

F.

No Effect on Other Benefits. The Settlement Shares will not result in any additional benefit payments (such as 401(k) or bonus) beyond those provided by this Agreement to Plaintiffs or Participating Class Members, and Plaintiffs and Participating Class Members will be deemed to have waived all such claims, whether known or unknown by them, as part of their release of claims under this Agreement. In addition, Plaintiffs and Participating Class Members may not contribute any portion of their Settlement Shares to Defendants’ 401(k) or other benefit plans if they exist.

G.	Miscellaneous Terms.

1.

Declaration Attesting to Accuracy of Class Data provided to the Settlement Administrator and Class Counsel. Not later than five (5) business days after the date when Defendants provide Class Data to the Settlement Administrator, Defendants will provide a declaration, made under penalty of perjury, by Defendants’ Custodian of Records attesting to the accuracy of the time and payroll information provided. At this same time, Defendants will provide to Plaintiffs’ counsel an updated contact list of Class Members with the number of Pay Periods worked for Attorneys Eyes Only. A separate list with just employee names will also be provided to Plaintiffs’ Counsel with no additional class data for review by the Class Representatives.

2.	No Admission of Liability or Class Certification for Other Purposes.

Defendants deny that they have engaged in any unlawful activity, have failed to comply with the law in any respect, have any liability to anyone under the claims asserted in the Action, or that a class should be certified in the Action. Nothing in this Agreement is intended or will be construed as an admission of liability or wrongdoing by Defendants, or an admission by Plaintiffs that any of their claims was non-meritorious or any defense asserted by Defendants was meritorious. This Settlement and the fact that Plaintiffs and Defendants were willing to settle the Action will have no bearing on, and will not be admissible in connection with, any litigation (other than solely in connection with the Settlement).

The Parties have agreed to the certification of the Class for the sole purpose of effectuating this Settlement. Should the Settlement be voided by Defendants or Plaintiffs pursuant to this Agreement, or not approved by the Court, or should the Judgment not become final, the fact that the Parties were willing to stipulate to class certification as part of the Settlement will have no bearing on, and will not be admissible in connection with, the issue of whether a class should be certified in a non-settlement context in this Action or any other action, and in any of those events Defendants expressly reserve the right to oppose class certification.

Whether or not the Judgment becomes final, neither the Settlement, this Agreement, any document, statement, proceeding or conduct related to the Settlement or the Agreement, nor any reports or accounting of those matters, will be (i) construed as, offered or admitted in evidence as, received as, or deemed to be evidence for any purpose adverse to Defendants or any other beneficiary of the releases granted under this Agreement (the “Released Parties”), including, but not limited to, evidence of a presumption, concession, indication or admission by any of the Released Parties of any liability, fault, wrongdoing, omission, concession or damage; or (ii) disclosed, referred to or offered in evidence against any of the Released Parties, in any further proceeding in the Action, or any other civil, criminal or administrative action or proceeding except for purposes of effectuating the Settlement pursuant to this Agreement.

This section and all other provisions of this Agreement notwithstanding, any and all provisions of this Agreement may be admitted in evidence and otherwise used in any and all proceedings to enforce any or all terms of this Agreement, or in defense of any claims released or barred by this Agreement.

3.

Integrated Agreement. After this Agreement is signed and delivered by all Parties and their counsel, this Agreement will constitute the entire agreement between the Parties relating to the Settlement, and it will then be deemed that no oral representations, warranties, covenants, or inducements have been made to any Party concerning this Agreement other than the representations, warranties, covenants, and inducements expressly stated in this Agreement.

4.

Attorney Authorization. Class Counsel and Defendants’ Counsel warrant and represent that they are authorized by Plaintiffs and Defendants, respectively, to take all appropriate action required or permitted to be taken by such Parties pursuant to this Agreement to effectuate its terms, and to execute any other documents required to effectuate the terms of this Agreement. The Parties and their counsel will cooperate with each other and use their best efforts to effect the implementation of the Settlement.

5.

Modification of Agreement. This Agreement, and any and all parts of it, may be amended, modified, changed, or waived only by an express written instrument signed by all Parties or their successors-in-interest and, where material, only by court approval.

6.	Agreement Binding on Successors. This Agreement will be binding upon, and inure to the benefit of, the successors of each of the Parties.

7.

Applicable Law. All terms and conditions of this Agreement will be governed by and interpreted according to the laws of the State of California, without giving effect to any conflict of law principles or choice of law principles.

8.

Cooperation in Drafting. The Parties have cooperated in the drafting and preparation of this Agreement. This Agreement will not be construed against any Party on the basis that the Party was the drafter or participated in the drafting.

9.

Fair Settlement. The Parties and their respective counsel believe and warrant that this Agreement reflects a fair, reasonable, and adequate settlement of the Action and have arrived at this Agreement through arms-length negotiations, taking into account all relevant factors, current and potential.

10.

Publicity/Confidentiality: Until submission to the Santa Barbara County Superior Court for preliminary approval, Plaintiffs, Defendants, and their respective legal counsels shall keep confidential the terms of the settlement and shall not disclose same to any other person or entity, including any union. There shall be no publicity. These prohibitions do not bar attorney communication regarding the settlement with their clients. However, and notwithstanding the foregoing and the designation of this Agreement as subject to Evidence Code section 1152, this Agreement shall be admissible in any appropriate forum for the limited purpose of proving and enforcing the terms of settlement stated herein as to Defendants and Plaintiffs. Notwithstanding any other provision of this Agreement, including this Section, the Parties acknowledge that Landec Corporation, the parent corporation of Apio, Inc., has the right at any time to publicly disclose this Agreement and the terms of this Agreement pursuant to a press release and/or a filing within the U.S. Securities and Exchange Commission in accordance with the U.S. Securities Exchange Act of 1934, as amended, and the related rules and regulations of the U.S. Securities and Exchange Commission.

11.

Dispute Resolution. The Parties shall cooperate in good faith to complete the terms of this Settlement and other documents necessary to implement the Settlement. In considering an enforcement proceeding under this Settlement, the Court will be bound by the terms of this Settlement. The Parties agree that, pursuant to Code of Civil Procedure Section 664.6 and Rule 3.769(h) of the California Rules of Court, the Court retains jurisdiction only to enforce the express terms of this Settlement and then only in accordance with the express terms of this Section.

12.	Taxes. Neither Plaintiffs’ Counsel nor Defendants’ Counsel intend anything contained in this Settlement to constitute legal advice regarding the taxability of the amount paid hereunder.

13.

Parties in Interest. Plaintiffs warrant that they have not assigned, transferred, subordinated, or conveyed their legal ownership interest in the Actions or any claims, causes of action, injury, or right to damages, penalties, interest, restitution, compensation, or remuneration alleged in the Actions.

14.	Headings. The descriptive heading of any section or paragraph of this Agreement is inserted for convenience of reference only and does not constitute a part of this Agreement.

15.	Notice. All notices, demands or other communications given under this Agreement will be in writing and sent by United States mail, addressed as follows:

To Plaintiffs and the Class:

Stan S. Mallison

Hector R. Martinez

Marco A. Palau

Law Offices of Mallison & Martinez

1939 Harrison Street, Suite 730

Oakland, California 94612

Telephone: (510) 832-9999

Facsimile: (510) 832-1101

To Defendants:

Michael Saqui

Jennifer Schermerhorn

The Saqui Law Group

1410 Rock Ridge Drive, Suite 330

Roseville, CA 95661

Telephone: (916) 782-8555

Facsimile: (916) 782-8565

16.

Execution in Counterpart. This Agreement may be executed in one or more counterparts. All executed counterparts and each of them will be deemed to be one and the same instrument. Any executed counterpart will be admissible in evidence to prove the existence and contents of this Agreement.

IN WITNESS WHEREOF, the undersigned Settling Parties and their duly-authorized representatives have read, accept and agree to the terms of this Agreement and hereby execute it voluntarily and with a full understanding of its consequences.

Dated: March 12, 2017	/s/ Silvia Olvera_________________________ Silvia Olvera (aka Silvia M. Olvera), Plaintiff

Dated: April 2, 2017	/s/ Araceli Torrez_________________________ Araceli Torrez (aka Araceli Sanchez Torrez), Plaintiff

Dated: March 12, 2017	/s/ Maria Elena Gomez_____________________ Maria Elena Gomez (aka Maria Elena Gomez, Ma Elena Gomez Torres and Maria Elena Gomez Torres), Plaintiff

Dated: March 12, 2017	/s/ Cosme Perez___________________________ Cosme Perez (aka Cosme Perez Osuna), Plaintiff

Dated: March 12, 2017	/s/ Alberto Ibarguen________________________ Alberto Ibarguen (previously referred to as Alberto Ibargueu), Plaintiff

Dated: March ___, 2017	______________________________________ Alejandro Robles (aka Alejandro Leon Robles), Plaintiff

Dated: April 3, 2017	/s/ Alfredo Ruelas________________________ Alfredo Ruelas (aka Alfredo Padilla Ruelas), Plaintiff

Dated: March 5, 2017	/s/ Anabel Galindo________________________ Anabel Galindo (aka Anabel Galindo Luviano), Plaintiff

Dated: March ___, 2017	/s/ Andres Perez Flores_____________________ Andres Perez Flores, Plaintiff

Dated: March ___, 2017	/s/ Angel Trujillo_________________________ Angel Trujillo (aka Angel John Trujillo), Plaintiff

Dated: March 12, 2017	/s/ Angelica Chavez_______________________ Angelica Chavez (aka Angelina Chavez Gonzalez), Plaintiff

Dated: March 12, 2017	/s/ Angelica Nieto Dominguez______________ Angelica Nieto Dominguez, Plaintiff

Dated: April 19, 2017	/s/ Carlos Guzman________________________ Carlos Guzman, Plaintiff

Dated: April 2, 2017	/s/ Carmen Maganda______________________ Carmen Maganda (aka Carmen Maganda Zuniga), Plaintiff

Dated: April 2, 2017	/s/ Carolina Hernandez _____________________ Carolina Hernandez (aka Carolina Hernandez Pineda), Plaintiff

Dated: March ___, 2017	/s/ Catalina Soto__________________________ Catalina Soto (aka Catalina Soto Nicacio/Nicasio), Plaintiff

Dated: March 12, 2017	/s/ Celestino Guzman_______________________ Celestino Guzman, Plaintiff

Dated: March 12, 2017	/s/ Claudia Ramos_______________________ Claudia Ramos (aka Claudia Ramos Lima), Plaintiff

Dated: March 12, 2017	/s/ Concepcion Reyes______________________ Concepcion Reyes (aka Concepcion Reyes Lopez), Plaintiff

Dated: March ___, 2017	/s/ Daniel Campos P._______________________ Daniel Campos P. (aka Daniel Padilla Campos), Plaintiff

Dated: March 12, 2017	/s/ Daniel Castellanos______________________ Daniel Castellanos, Plaintiff

Dated: March 12, 2017	/s/ Eladia Saucedo Villa_____________________ Eladia Saucedo Villa (aka Eladia C. Saucedo and Eladia C. Saucedo Villa), Plaintiff

Dated: March 12, 2017	/s/ Eladio Ayala_________________________ Eladio Ayala, Plaintiff

Dated: March 12, 2017	/s/ Elisa Arias___________________________ Elisa Arias (aka Elisa Rubio or Elisa Arias Rubio), Plaintiff

Dated: March 12, 2017	/s/ Elizabeth Rendon_____________________ Elizabeth Rendon, Plaintiff

Dated: March 5, 2017	/s/ Emigdio Ortiz________________________ Emigdio Ortiz, Plaintiff

Dated: March 2, 2017	/s/ Esperanza Cruz_______________________ Esperanza Cruz (aka Esperanza Cruz Franco), Plaintiff

Dated: March 12, 2017	/s/ Felipa Bautista_______________________ Felipa Bautista (aka Felipa Bautista De Teodoro), Plaintiff

Dated: March 12, 2017	/s/ Felix Rodriguez_______________________ Felix Rodriguez, Plaintiff

Dated: March 2, 2017	/s/ Frances Ann Lopez_____________________ Frances Ann Lopez, Plaintiff

Dated: March 12, 2017	/s/ Francisco Garcia_______________________ Francisco Garcia (aka Francisco G. Garcia, Jr.), Plaintiff

Dated: March ___, 2017	/s/ Francisco Rios________________________ Francisco Rios (aka Francisco Javier Mora Rios), Plaintiff

Dated: March 12, 2017	/s/ Fredy Ortega__________________________ Fredy Ortega (aka Fredy Arturo Venegas Ortega), Plaintiff

Dated: March 12, 2017	/s/ Gaudencio Herrera_____________________ Gaudencio Herrera, Plaintiff

Dated: March 2, 2017	/s/ Gerardo Marcial_________________________ Gerardo Marcial (aka Gerardo M. Marcial), Plaintiff

Dated: March 12, 2017	/s/ Gloria Valladares_____________________ Gloria Valladares (aka Gloria G. Valladares), Plaintiff

Dated: March ___, 2017	/s/ Gloria Macedo_______________________ Gloria Macedo, Plaintiff

Dated: March 12, 2017	/s/ Graciela Villareal______________________ Graciela Villareal (aka Graciela Villareal Salgado), Plaintiff

Dated: March 12, 2017	/s/ Guadalupe Ornelas____________________ Guadalupe Ornelas (aka Guadalupe Ornelas Alvarez), Plaintiff

Dated: March 7, 2017	/s/ Guillermina Baez_____________________ Guillermina Baez, Plaintiff

Dated: April 2, 2017	/s/ Janeth Diaz__________________________ Janeth Diaz (aka Janeth Diaz Renteria), Plaintiff

Dated: March 12, 2017	/s/ Javier Cervantes_______________________ Javier Cervantes, Plaintiff

Dated: March ___, 2017	/s/ Javier Monzon Solis____________________ Javier Monzon Solis, Plaintiff

Dated: April 9, 2017	/s/ Jesus Beltran_________________________ Jesus Beltran (aka Jesus Beltran Garcia), Plaintiff

Dated: March ___, 2017	/s/ Jose Flores___________________________ Jose Flores (aka Jose Manuel Flores), Plaintiff

Dated: March 12, 2017	/s/ Jose Manuel Guerrero-Salinas_____________ Jose Manuel Guerrero-Salinas (aka Jose Manuel Guerrero), Plaintiff

Dated: May 2, 2017	/s/ Jose Velasco___________________________ Jose Velasco (aka Jose Luis Martinez Velasco), Plaintiff

Dated: April 2, 2017	/s/ Juana Medina_________________________ Juana Medina (aka Juana Medina Medina), Plaintiff

Dated: March 12, 2017	/s/ Juan Rodriguez________________________ Juan Rodriguez, Plaintiff

Dated: March 12, 2017	/s/ Juan Medina__________________________ Juan Medina, Plaintiff

Dated: April 2, 2017	/s/ Laura Gonzalez________________________ Laura Gonzalez (aka Laura Gonzalez Suarez), Plaintiff

Dated: March ___, 2017	/s/ Lazaro Alvarez________________________ Lazaro Alvarez (aka Lazaro Alvarez Castaneda), Plaintiff

Dated: March 12, 2017	/s/ Leopoldo Teodoro Diaz_________________ Leopoldo Teodoro Diaz, Plaintiff

Dated: March ___, 2017	/s/ Leticia Jurado_________________________ Leticia Jurado (aka Leticia Jurado Barrueta), Plaintiff

Dated: April 2, 2017	/s/ Leticia Ramirez Q._____________________ Leticia Ramirez Q., Plaintiff

Dated: April 2, 2017	/s/ Lilia Latocha Garcia___________________ Lilia Latocha Garcia, Plaintiff

Dated: March 12, 2017	/s/ Lizbeth Fuentes________________________ Lizbeth Fuentes (aka Lizbeth Fuentes Maganda), Plaintiff

Dated: April 2, 2017	/s/ Lucia Hernandez_______________________ Lucia Hernandez (aka Lucia Hernandez Mendoza), Plaintiff

Dated: April 2, 2017	/s/ Lucila Guerra__________________________ Lucila Guerra (aka Lucila Olmos Guerra), Plaintiff

Dated: March 12, 2017	/s/ Luis Alberto Nieto Dominguez___________ Luis Alberto Nieto Dominguez, Plaintiff

Dated: April 2, 2017	/s/ Luis Medina_________________________ Luis Medina (aka Luis Ricardo Medina Ceballos), Plaintiff

Dated: April 2, 2017	/s/ Luis Salgado__________________________ Luis Salgado (aka Luis Salgado Galvan),, Plaintiff

Dated: April 2, 2017	/s/ Manuel Maganda______________________ Manuel Maganda, Plaintiff

Dated: April 2, 2017	/s/ Maria Aracely Pacheco_________________ Maria Aracely Pacheco (aka Aracely Pacheco C.), Plaintiff

Dated: March 12, 2017	/s/ Maria Arreola________________________ Maria Arreola (aka Maria Arreola Alcaraz), Plaintiff

Dated: April 2, 2017	/s/ Maria Cardenas________________________ Maria Cardenas (aka Maria Cisneros Cardenas), Plaintiff

Dated: April 2, 2017	/s/ Maria E. Gonzalez_______________________ Maria E. Gonzalez (aka Maria Gonzalez de Ledesma), Plaintiff

Dated: April 2, 2017	/s/ Maria Isabel Felix_________________________ Maria Isabel Felix (aka Maria Felix or Isabel Felix), Plaintiff

Dated: April 2, 2017	/s/ Maria Leon_____________________________ Maria Leon, Plaintiff

Dated: April 2, 2017	/s/ Maria Magana___________________________ Maria Magana (aka Maria Eugenia Magaña Gonzalez), Plaintiff

Dated: March 5, 2017	/s/ Maria P. Arellano__________________________ Maria P. Arellano (aka Maria P. Pasillas Arellano), Plaintiff

Dated: March 12, 2017	/s/ Maria R. Lopez____________________________ Maria R. Lopez (aka Maria Ramirez Lopez), Plaintiff

Dated: March ___, 2017	/s/ Maria Yolanda Garcia____________________ Maria Yolanda Garcia, Plaintiff

Dated: April 2, 2017	/s/ Maribel Nava_________________________ Maribel Nava, Plaintiff

Dated: March 12, 2017	/s/ Mario Roberto Castellanos_______________ Mario Roberto Castellanos (aka Mario Castellanos Ramos), Plaintiff

Dated: April 2, 2017	/s/ Martha Aracely Valenzuela_______________ Martha Aracely Valenzuela (aka Martha Valenzuela or Martha A. Valenzuela), Plaintiff

Dated: March 7, 2017	/s/ Mayra De Jesus Maganda_________________ Mayra De Jesus Maganda (aka Maria D. Maganda Zuniga or Maria de Jesus Maganda), Plaintiff

Dated: April 2, 2017	/s/ Mercedes Hernandez____________________ Mercedes Hernandez (aka Mercedes Hernandez Molina), Plaintiff

Dated: March 12, 2017	/s/ Miguel Gonzalez_______________________ Miguel Gonzalez (aka Miguel Gonzalez Correa), Plaintiff

Dated: April 2, 2017	/s/ Mirella Aguirre_________________________ Mirella Aguirre (aka Mirella Aguirre Soto), Plaintiff

Dated: March 12, 2017	/s/ Ofelia Maganda_______________________ Ofelia Maganda (aka Ofelia Maganda Ayala), Plaintiff

Dated: March 12, 2017	/s/ Olga Mendes_________________________ Olga Mendes (aka Olga Mendez), Plaintiff

Dated: March 12, 2017	/s/ Pablo Partida_________________________ Pablo Partida (aka Pablo Partida Rosas), Plaintiff

Dated: March ___, 2017	/s/ Paula Diaz___________________________ Paula Diaz, Plaintiff

Dated: April 2, 2017	/s/ Pedro Ruiz___________________________ Pedro Ruiz (aka Pedro Ruiz Perez), Plaintiff

Dated: April 3, 2017	/s/ Rebecca Lopez Trujillo__________________ Rebecca Lopez Trujillo, Plaintiff

Dated: April 2, 2017	/s/ Rey Soltero Perez_______________________ Rey Soltero Perez, Plaintiff

Dated: March 12, 2017	/s/ Rito Ayon____________________________ Rito Ayon, Plaintiff

Dated: March 2, 2017	/s/ Roberto Montoga_______________________ Roberto Montoga (aka Roberto Montoya Olaguez or Roberto R. Montoya), Plaintiff

Dated: April 5, 2017	/s/ Rocio R. Rios__________________________ Rocio R. Rios (aka Rocio D. Rios Rodriguez), Plaintiff

Dated: April 2, 2017	/s/ Rolando Raygoza_____________________ Rolando Raygoza (aka Rolando Raygoza Rivera), Plaintiff

Dated: March 12, 2017	/s/ Rosa Zarate Herrera____________________ Rosa Zarate Herrera, Plaintiff

Dated: March 12, 2017	/s/ Rosario Maganda______________________ Rosario Maganda (aka Rosario Maganda Zuniga), Plaintiff

Dated: April 2, 2017	/s/ San Juana Suarez______________________ San Juana Suarez (aka SanJuana Ramirez De Suarez), Plaintiff

Dated: March ___, 2017	/s/ Sandra Anguiano______________________ Sandra Anguiano (aka Sandra Magaly Anguiano Chavez), Plaintiff

Dated: March 12, 2017	/s/ Santiago Garcia________________________ Santiago Garcia (aka Santiago Garcia Saucedo), Plaintiff

Dated: March 12, 2017	/s/ Teresa Garcia___________________________ Teresa Garcia (aka Teresa Garcia Gomez or Teresa G. Garcia), Plaintiff

Dated: March 12, 2017	/s/ Veronica Gonzalez______________________ Veronica Gonzalez (aka Veronica Gonzalez Ayala), Plaintiff

Dated: March 12, 2017	/s/ Veronica Cruz__________________________ Veronica Cruz (aka Veronica Mendiola Cruz), Plaintiff

Dated: April 2, 2017	/s/ Victor Arturo Cardenas Cisneros__________ Victor Arturo Cardenas Cisneros, Plaintiff

Dated: April 2, 2017	/s/ Yohana Leon_________________________ Yohana Leon (aka Yohana Leon Montiel), Plaintiff

Dated: March 12, 2017	/s/ Ana Gryalba__________________________ Ana Gryalba (aka Ana Guadalupe Grijalba) , Plaintiff

Dated: March 12, 2017	/s/ Sandra Nieto Dominguez_______________ Sandra Nieto Dominguez, Plaintiff

Dated: March 12, 2017	/s/ Carment Ramirez______________________ Carment Ramirez (aka Carmen Ramirez), Plaintiff

Dated: April 2, 2017	/s/ Ofelia Barajas________________________ Ofelia Barajas, Plaintiff

Dated: March 12, 2017	/s/ Ignacio Nicolas Sanchez________________ Ignacio Nicolas Sanchez, Plaintiff

/s/ Ron Midyett	March 24, 2017
By: Ron Midyett, President for Defendant, Apio, Inc.	Date

/s/ Jesse Manriquez	March 24, 2017
By: Jesse Manriquez, President for Defendant, Rancho Harvest, Inc.	Date

/s/ Lino Esparza, Jr.	March 24, 2017
By: Lino Esparza, Jr., Director of Human Resources Defendant, Pacific Harvest, Inc.	Date

APPROVED AS TO CONTENT AND FORM:

LAW OFFICES OF MALLISON & MARTINEZ
Stan Mallison Hector Martinez

/s/ Stan Mallison	May 5, 2017
By: Stan Mallison Class Counsel	Date

The Saqui Law Group
Michael Saqui Jennifer Schermerhorn Kevin Cleveland

/s/ Michael C. Saqui /s/ Jennifer M. Schermerhorn /s/ Kevin Cleveland	May 5, 2017
By: Michael C. Saqui Jennifer M. Schermerhorn Kevin Cleveland Counsel for Defendants	Date

ADDENDUM TO SETTLEMENT AGREEMENT

TORREZ, et al. v. PACIFIC HARVEST, et al., Santa Barbara County Case No. 15CV03303

IBARGUEN et al. v. PACIFIC HARVEST, et al., Santa Barbara County Case No. 16CV02233

The parties to the above referenced cases, through their respective counsel of record, hereby amend and replace the definitions of “Class Period” in the parties’ “Settlement Agreement and Release” appearing at Section I.O. with the following:

“Class Period” means the period from September 30, 2011 to the date on which Preliminary Approval of Class Settlement occurs.

In accordance with the aforementioned amendment, Section I.H (“Class”) is altered to reflect the end of the “Class Period” as follows:

“Class” is defined as: all workers in a Covered Position who have been employed between September 30, 2011 and the date of Preliminary Approval by Pacific Harvest, Inc., Rancho Harvest, Inc. and/or Apio, Inc.

Further, in keeping with the above changes, Section III.B.6 is amended and replaced with:

The Settlement Share for each Claimant will be based on (a) that Claimant’s total number of pay periods in which claimant was employed by Defendants in a Covered Position between September 30, 2011 and the date of Preliminary Approval, (b) divided by the aggregate number of pay periods Class Members were employed by Defendants in a Covered Position between September 30, 2011 and the date of Preliminary Approval (c) multiplied by the value of the Net Settlement Amount.

LAW OFFICES OF MALLISON & MARTINEZ

Stan S. Mallison

Hector Martinez

/s/ Hector Martinez	May 5, 2017
By: Hector Martinez	Date

THE SAQUI LAW GROUP Michael Saqui Kevin P. Cleveland

/s/ Kevin P. Cleveland	May 5, 2017
By: Kevin P. Cleveland	Date